EXHIBIT 99.A

News

For Immediate Release

John W. Somerhalder II to Leave El Paso Corporation

HOUSTON, TEXAS, March 30, 2005—El Paso Corporation (NYSE:EP) announced today that John W. Somerhalder II will leave the company effective April 30, 2005. Somerhalder is executive vice president of El Paso and president of El Paso’s pipeline group.

“El Paso’s employees, stakeholders, and its board of directors are grateful to John for his 27 years of service to the company,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “Over the past 10 years, El Paso has created the premier natural gas pipeline franchise in North America, and John has been instrumental in that success. On March 17, 2005, John and his team provided a detailed outlook for our interstate pipeline operations, and the future of this business continues to be excellent.”

Upon Somerhalder’s departure, the presidents of El Paso’s three regional pipelines will report to Doug Foshee.

“I want to thank my fellow employees for their hard work and support during my career at El Paso,” said John W. Somerhalder II. “I also want to thank our customers and business partners. It has been very rewarding to work with you, and I will leave you in good hands.”

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to retain qualified members of management; our ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; our ability to successfully construct and operate our announced pipeline projects; the uncertainties associated with governmental regulation; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Aaron Woods, Manager
Office: (713) 420-6828
Fax: (713) 420-6341